Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

October 30, 2019

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three and nine months ended September 28, 2019 and September 29, 2018, in millions of dollars except share and per share amounts.

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Net sales	$1,663	$1,651	$5,028	$4,921
Net earnings (loss) attributable to Seaboard	$(7)	$35	$108	$74

Earnings (loss) per common share	$(6.00)	$29.93	$92.97	$62.96
Average number of shares outstanding	1,165,081	1,170,550	1,166,073	1,170,550
Dividends declared per common share	$2.25	$1.50	$6.75	$4.50

Notes to Report of Earnings:

For the three and nine months ended September 28, 2019,  net earnings attributable to Seaboard included other investment income of $2 million and $152 million, respectively. For the three and nine months ended September 29, 2018, net earnings attributable to Seaboard included other investment income of $40 million and $15 million, respectively. Included in other investment income for the three and nine months ended September 28, 2019 was $2 million and $124 million, respectively, of non-cash, unrealized mark-to-market gains on short-term investments.

Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on November 21, 2019 to stockholders of record at the close of business on November 11, 2019.

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.